Exhibit 99.1

IDEXX Announces CFO Transition

Brian McKeon to Retire from IDEXX in June 2025

Andrew Emerson, Senior Vice President, Corporate and CAG Finance, to Serve as IDEXX’s Next CFO

WESTBROOK, Maine, November 21, 2024 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in pet healthcare innovation, today announced that Brian McKeon has decided to retire from IDEXX effective June 1, 2025. Andrew Emerson, currently Senior Vice President, Corporate and Companion Animal Group (“CAG”) Finance, will succeed Mr. McKeon as IDEXX’s Executive Vice President, Chief Financial Officer and Treasurer, effective March 1, 2025. Mr. McKeon will serve as EVP and Special Advisor to the Company from March 1, 2025 until his retirement from IDEXX on June 1, 2025, to help ensure a smooth and seamless transition.

“Andrew brings nearly 20 years of broad financial experience to his new role, as well as nine years of deep and intimate knowledge of our strategy and finances, working side by side with Brian, making him a natural fit to succeed Brian as CFO,” said Jay Mazelsky, IDEXX’s President and Chief Executive Officer. “Andrew has been deeply involved in virtually all aspects of CAG finance since 2015, and has helped achieve significant growth for the Company, with CAG now generating more than 90% of IDEXX’s total revenue. He also has overseen our corporate finance areas since 2020, including financial reporting, investor relations, tax, treasury, and financial planning and analysis. IDEXX has significant opportunities to continue expanding our reach, driving innovation, delivering for our customers and executing on business development initiatives, while creating long-term value for our shareholders and other stakeholders. We are confident Andrew is the right person to help drive our next phase of growth and profitability.”

“I am honored to be named IDEXX’s CFO-elect, and look forward to building on IDEXX’s momentum,” said Mr. Emerson. “With a strong financial foundation and clear strategic drivers, the Company is well-positioned to continue growing revenue, increasing profitability and delivering long-term value. I am excited to lead the finance organization and look forward to working closely with Brian as I transition into the CFO role.”

Mr. Mazelsky added, “On behalf of the Board and management team, I thank Brian for his leadership, guidance and partnership. Brian has been a true asset to IDEXX for more than two decades, having first served as a Director on our Board before stepping into the CFO role ten years ago. With Brian’s help and oversight, we have delivered outstanding financial results, expanded our global footprint and executed a disciplined capital allocation strategy. IDEXX is in a position of strength today, poised for continued success, and we wish Brian the very best in his next chapter.”

“It has been the highlight of my career to work alongside the talented team at IDEXX, and I am proud of all we have accomplished together,” said Mr. McKeon. “Since joining IDEXX first as a Director in 2003, and then as CFO in 2014, I have been honored to play a part in the growth of IDEXX and development of solutions that are enhancing the health and well-being of pets, people and livestock. IDEXX is fortunate to have a strong and talented leader like Andrew as the Company’s next CFO. I look forward to watching the Company’s continued success for many years to come.”

The Company also reaffirmed its 2024 full year guidance as provided on October 31, 2024.

About Andrew Emerson

Andrew Emerson joined IDEXX in November 2015, and has led the finance organization for the CAG business since that time. In March 2020, he also assumed responsibility for the corporate finance function, including investor relations, financial planning and analysis, accounting, tax and treasury.

Prior to joining IDEXX, Mr. Emerson served as Vice President, Finance and Business Unit Controller at Medtronic plc, a global leader in healthcare technology. He joined Medtronic through its acquisition of Covidien plc, a global healthcare technology and medical supplies provider, where he held finance positions of increasing seniority, including Controller for the Advanced Surgical Technologies business unit. He holds a bachelor’s degree in accounting and business management from Northeastern University.

About IDEXX Laboratories, Inc.

IDEXX is a global leader in pet healthcare innovation. Our diagnostic and software products and services create clarity in the complex, constantly evolving world of veterinary medicine. We support longer, fuller lives for pets by delivering insights and solutions that help the veterinary community around the world make confident decisions—to advance medical care, improve efficiency, and build thriving practices. Our innovations also help ensure the safety of milk and water across the world and maintain the health and well-being of people and livestock. IDEXX Laboratories, Inc. is a member of the S&P 500® Index. Headquartered in Maine, IDEXX employs approximately 11,000 people and offers solutions and products to customers in more than 175 countries and territories. For more information about IDEXX, visit idexx.com.

Note Regarding Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s business prospects and estimates of the Company’s financial results for future periods. Forward-looking statements can be identified by the use of words such as “expects,” “may,” “anticipates,” “intends,” “would,” “will,” “plans,” “believes,” “estimates,” “should,” “project,” and similar words and expressions. Our forward-looking statements include statements relating to our expectations regarding our previously issued 2024 full year guidance; future financial performance; revenue and profitability growth; our belief in our ability to create long-term value for our shareholders and other stakeholders; and our ability to execute a smooth and seamless CFO transition. These forward-looking statements are intended to provide our current expectations or forecasts of future events; are based on current estimates, projections, beliefs, and assumptions; and are not guarantees of future performance. Actual events or results may differ materially from those described in the forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things, the matters described under the headings "Business," "Risk Factors," "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in the corresponding sections of the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, respectively, as well as those described from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission available at www.sec.gov. The Company specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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